Exhibit 99.1

Catasys Commences Enrollment for Its OnTrak Program in New Jersey with Leading Health Insurance Provider

Company Expands Coverage by more than 500,000 Commercial Equivalent Lives

LOS ANGELES, February 26, 2015 /PRNewswire/ -- Catasys, Inc. (OTCQB: CATS), provider of proprietary health management services to health insurers and other third party payors, is pleased to announce that it has expanded its Catasys’ OnTrak™ program into New Jersey with one of the nation's leading national health plans. The plan’s eligible commercial health plan members will be covered under the OnTrak program, which includes medical and psychosocial interventions, as well as intensive care coaching over 52-weeks.

“Given the success of our enrollments, we are excited to expand into New Jersey with one of the largest health plans in the nation serving more than 20 million medical members. We look forward to working with patients in New Jersey to provide medical and behavioral treatment in a patient-centric, long-term program that provides individualized support and coaching to members addressed by our OnTrak program. Our outcomes demonstrate that overall, members who have enrolled in the OnTrak program have achieved improved health and reduced hospital admissions,” said Rick Anderson, Catasys's President and COO. “Our initial focus is on improving the whole health of people with substance use disorders in order to reduce health care costs for insurers and other payors. This is a multi-billion dollar opportunity, and through our business model, we have already demonstrated greater than 50% reduction in health plan healthcare costs for members enrolled in our program. We look forward to delivering similar results in this plan and continue to focus on further expanding this program nationally; as we are with many of our other national plans.”

Catasys has contracts with many health insurance providers and currently has approximately 1.8 million Commercially Equivalent Lives (CELs) covered under contracts and located in nine states, which is anticipated to allow the Company to achieve profitability once full steady state enrollment is achieved. For more information and a list of Catasys’ customers, please refer to the corporate presentation posted on the Investors section of the Company’s website.

About Catasys, Inc.

Catasys, Inc. provides specialized healthcare management services to health plans and employers through its OnTrak program. Catasys' OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer for underserved populations where behavioral health conditions are exacerbating co-existing medical conditions. The program utilizes member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization driving a more than 50% reduction in total health insurers’ costs for enrolled members. Catasys has contracts with many health insurance providers and currently has approximately 1.8 million Commercially Equivalent Lives (CELs) covered under contracts and located in nine states. Catasys’s initial focus is on the high cost substance abuse populations, where it has incentivized health plans to spend more on behavioral health to improve overall member health resulting in lower hospital utilization and cost. In addition, Catasys is looking towards other populations and behavioral health disease conditions to expand to in the future. For further information, please visit www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintain existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Catasys Investor Contact:

Andrew Haag

Managing Partner

IRTH Communications

CATS@irthcommunications.com

1-866-976-4784